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                                                                      EXHIBIT 23



November 13, 2001

Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta, Georgia  30022-8246

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Schweitzer-Mauduit International, Inc. and subsidiaries for the periods ended September 30, 2001 and 2000, as indicated in our report dated October 19, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statements No. 33-99812, No. 33-99814, No. 33-99816, and No. 33-99848 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP


Atlanta, Georgia